Exhibit 23.2



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Southern Company and management's report on the effectiveness of internal control over financial reporting dated February 28, 2005, appearing in the Annual Report on Form 10-K of Southern Company for the year ended December 31, 2004 and our report dated June 21, 2004 appearing in the Annual Report on Form 11-K of Southern Company Employee Savings Plan for the year ended December 31, 2003.



/s/Deloitte & Touche LLP
Atlanta, Georgia
May 10, 2005